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                                                                    EXHIBIT 99.1

CONTACT:       McClellan Harris III - Vice President and Treasurer
               Telephone: (909) 394-3600, ext. 705

FOR IMMEDIATE RELEASE .........


                          AMERICAN STATES WATER COMPANY
                                    ANNOUNCES
              ACTIONS BY THE CALIFORNIA PUBLIC UTILITIES COMMISSION

        San Dimas, California, May 25, 2001 . . . American States Water Company (NYSE:AWR) announced that the California Public Utilities Commission (CPUC), by 5-0 vote, authorized an increase in rates at the Bear Valley Electric customer service area of its Southern California Water Company subsidiary to recover $2.4 million in deferred electric power costs. The amount will be recovered from customers over a five-year period.

        Commenting on the CPUC's decision, Floyd E. Wicks, President and CEO, stated, "Today's actions by the CPUC mark the first step in recovery of past costs for electric power purchased to serve our Bear Valley Electric customer service area. We have two other filings pending before the CPUC that, will allow recovery of other past costs as well as costs on a current basis."

        American States Water Company is a holding company that through its Southern California Water Company subsidiary provides water service to 1 out of 30 Californians located within 75 communities throughout 10 counties in Northern, Coastal and Southern California. The Company also distributes electricity to approximately 22,000 customers in the Big Bear recreational area of California. Another subsidiary, Chaparral City Water Company, provides water service to approximately 11,100 customers in the City of Fountain Hills, Arizona and portions of Scottsdale, Arizona.

        Certain matters discussed in this news release with regard to the Company's expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially include those described in the filings of the Company with the Securities and Exchange Commission. The Company does not undertake any obligation to publicly update or otherwise revise any forward-looking statement.